Exhibit H





          SECURITIES AND EXCHANGE COMMISSION



          (Release No. 35 -            ); 70-8593





          GPU, Inc., et al. (70-8593)

                    GPU, Inc. ("GPU"),  100 Interpace Parkway,  Parsippany,

          New   Jersey   07054,   a   registered   holding   company,   GPU

          International,  Inc. ("GPUI")  and EI  Services, Inc.,  One Upper

          Pond Road,  Parsippany, New Jersey 07054,  both wholly-owned non-

          utility  subsidiaries  of  GPU,  Jersey  Central  Power  &  Light

          Company,  Metropolitan Edison  Company and  Pennsylvania Electric

          Company,  P.O. Box  16001,  Reading  Pennsylvania 19640,  utility subsidiaries  of  GPU ("Utility  Subsidiaries") and  GPU Service,

          Inc.,  100 Interpace  Parkway,  Parsippany, New  Jersey 07054,  a

          subsidiary  service  company, (collectively,  "Applicants"), have filed a  post-effective  amendment  to  their  application  under sections 6(a), 7, 12(b), 32  and 33 of the  Act and rules 45,  53 and 54 thereunder.

                    GPU, through  its direct and indirect  subsidiaries, is

          engaged in development activities (including preliminary studies,

          research, investigation and consulting) pertaining to independent power facilities, including, among other things, exempt wholesale generators ("EWGs"), as  defined in  section 32 of  the Act,  and foreign utility companies ("FUCOs"), as defined in section 33  of the Act.





                    GPU  is currently  authorized  under the  terms of  the

          orders  and  supplemental orders  [HCAR  No.  35-26326] (July  6,

          1995); and [HCAR No.  35-26457] (January 19, 1996) (collectively,

          the "Financing  Orders") to  finance these activities  by issuing and selling debt and equity securities and  by issuing guarantees of the obligations of certain subsidiaries.

                    Under  the terms  of the  Financing Orders,  GPU, among

          other  things, may  use the  proceeds of  common stock  sales and borrowings to  finance the acquisition  of the securities  of, or other  interests in,  one or  more EWGs  or FUCOs, as  defined in sections 32  and 33 of the  Act, and may issue  guarantees of the obligations of  such  entities,  provided  that the  sum  of  the guarantees at any time outstanding and the net proceeds of common stock sales and borrowings by GPU that at any time may be used by

          GPU to fund investments in EWGs or FUCOs shall not, when added to

          GPU's "aggregate investment" (as defined in  rule 53(a) under the

          Act) in all  EWGs and  FUCOs, exceed 50%  of GPU's  "consolidated

          retained earnings" (as  defined in rule 53(a)).   This investment

          limitation is consistent with the investment limitation contained in rule 53(a)(1).

                    Applicants  request  the   Commission  to  modify  this

          limitation,  and  exempt  them  from  the  requirements  of  rule

          53(a)(1), to permit  GPU to use the net  proceeds of common stock sales  and borrowings  to  acquire, directly  or indirectly,  the securities  of, or  other interests  in, EWGs  and FUCOs,  and to issue  guarantees of  the obligations  of  such entities  (all as authorized by and in  accordance with the terms of  the Financing

          Orders) in an aggregate  amount that, when added to  GPU's direct and indirect "aggregate investment," as  defined, in all EWGs and





          FUCOs, would not at  any time exceed 100% of  GPU's "consolidated

          retained  earnings," as  defined.   The current  amount of  GPU's

          "aggregate   investment,"   as  defined,   in   EWGs   and  FUCOs

          (approximately  $914  million as  of  June  30, 1996)  represents approximately  45% of  its  "consolidated retained  earnings," as defined  (approximately  $2.05  billion  as of  June  30,  1996).

          Increasing  this  limitation  as Applicants  propose  would allow

          financing  of  additional  investments   in  EWGs  and  FUCOs  of

          approximately $1.113 billion.

                    Applicants  state  that  GPU  is  committed  to  making

          additional investments  in EWGs and FUCOs,  primarily because (1)

          over the  last five years  there has been,  and for at  least the near  term there is projected to be,  no significant need for GPU to make new equity investment in any of its Utility Subsidiaries;

          (2)  acquisitions of EWGs and  FUCOs give GPU  the opportunity to continue to  grow in an industry  sector that GPU has  decades of experience  in, while at the same time diversifying overall asset risk;  and (3) GPU has  purposely invested in  utility systems in foreign countries where deregulation of and competition in retail and wholesale electricity markets is more fully developed than in the  United States  in  order to  gain  valuable experience  with deregulated  markets that will enhance  GPU's ability to make its core domestic  utility operations more competitive  and efficient in  the future as the United States moves toward deregulation and

          increased  competition.   Applicants also  describe comprehensive

          procedures that GPU has established to identify and address risks involved in EWG and FUCO investments.

                    GPU  states  that the  use  of  financing proceeds  and

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          guarantees  to make investments in EWGs and FUCOs to the proposed increased level will not have a substantial adverse impact on the financial integrity of the GPU system or an adverse impact on any

          Utility Subsidiary of GPU  or its customers or on  the ability of

          the  affected  state  commissions  to  protect  such   customers.

          Applicants  also state  that GPU  will not seek  recovery through higher rates to its  Utility Subsidiaries' customers in  order to compensate GPU for  any possible  losses that it  may sustain  on investments  in EWGs and FUCOs  or for any  inadequate returns on such investments.

                    Interested persons  wishing  to comment  or  request  a

          hearing on the post-effective amendment should submit their views in writing  by _______,  1996, to  the Secretary, Securities  and

          Exchange Commission, Washington, D.C. 20549, and serve  a copy on the  relevant applicant(s)  at the  address(es) specified  below.

          Proof of service (by affidavit or, in case of an attorney at law,

          by  certificate) should be filed  with the request.   Any request

          for hearing shall identify specifically the issues of fact or law that are disputed.  A person who so requests will  be notified of any hearing, if ordered, and will receive a copy of any notice or order  issued in the matter.  After said date, the post-effective amendment,  as  filed  or  as  amended,  may  be  granted  and/or permitted to become effective.











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